Exhibit 99.1

Please sign and return to Nara Bank Human Resources Please keep a copy for your records

November 10, 2010

Phil Guldeman

2890 Mesa Alta Lane

Arroyo Grande, CA 93420

Dear Mr. Guldeman:

It is a pleasure to extend an offer of employment made to you for the position of Executive Vice President, Chief Financial Officer for Nara Bancorp, Inc. (the “Holding Company”) as well as its wholly owned subsidiary Nara Bank (the “Bank”). You will report to the President and Chief Executive Officer of the Holding Company and the Bank, Mr. Alvin Kang.

Your first day of employment is the day following approval by the Department of Financial Institutions (“Start Date”). Due to our Board Resolution, we are required to obtain approval for any new executive level hire, and there is a 30-day approval process. We may be able to receive expedited handling; however there can be no assurance as to receipt of non-objection or the length of time that the approval process will take. The following confirms the terms of your employment with Nara Bank.

1.	Salary. Your annualized gross salary will be $225,000, plus a living allowance of $3,100 per month to be paid bi-weekly.

2.	Equity Compensation. In lieu of any equity compensation, you have requested and will be paid a signing bonus of $25,000.

3.	Car Allowance. You will be paid a car allowance of $1,150 per month to be paid bi-weekly.

4.	Cell Phone Allowance. You will be paid a cell phone allowance of $125 per month to be paid bi-weekly.

5.	Vacation. You will receive four (4) weeks of vacation annually to be accrued bi-weekly.

6.	401K Plan. You are eligible for enrollment in our 401K Plan on the first month following 90 days of employment.

7.	ESOP. Once you have completed 1,000 hours of service in the first twelve months from your start date, you are eligible to participate in the plan retroactive to the first day of the Plan Year in which you complete the service requirement. Employer contributions to the Plan are determined by the Board of Directors, based upon the Bank’s financial performance and condition.

8.	Benefits. You are eligible for medical, dental, vision and life insurance on the first day of the month following your Start Date. These will be discussed in more detail on your first day of work, including the applicable forms.

9.	Performance Incentive Plan. You are eligible for the discretionary performance incentive bonus, based on bank and individual goals. This program has been temporarily suspended until we return to profitability. Furthermore, as long as the Bank has not repaid TARP funds, no performance incentive bonus can be paid to the top five compensated officers. Our Corporate Counsel will discuss the impact of TARP regulations on your compensation.

Please sign and return to Nara Bank Human Resources Please keep a copy for your records

10.	Long Term Incentive Plan. You are eligible for the Long Term Incentive Plan for executive officers. However, as long as the Bank has not repaid it TARP funds, no long term incentive award can be made. Corporate Counsel will discuss this TARP provision with you.

We will be developing a plan for repayment of TARP, but at this time we are not able to give a definitive timetable for such repayment. Considerations revolve principally around the level of capital that will satisfy our operating needs and our regulators.

During your employment with Nara Bank, you will have access to confidential and proprietary information, which we consider private and protect adamantly. We also resolve any disputes between you and us by arbitration. Therefore, this offer is conditioned on your execution and delivery of an Arbitration Agreement, which you will be required to sign on your first day of work. Your employment is also contingent upon the successful completion of the background and reference checks, as well as your ability to establish your identity and authorization to work in the United States on your first day of work. We are an “at will” organization, which mean either party may terminate the relationship at any time, with or without cause and with or without notice. You will also need to complete an on-line application on your first day of work.

I am delighted to extend this offer to you, and I look forward to working with you. Please indicate your acceptance of this offer by signing one copy of this letter. The terms of this offer supersede any prior representation or terms, whether expressed orally or in writing.

Best wishes to your success at Nara Bank and welcome aboard.

Sincerely,

/s/ Alvin D. Kang

Alvin D. Kang

President, Chief Executive Officer

Accepted:

/s/ Philip Guldeman	11/10/10	12/17/2010
Phil Guldeman	Signed Date	Start Date

Below for Human Resources Only

ACTUAL START DATE WITH NARA BANK
Date